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EXHIBIT 5.1

              [LETTERHEAD OF HONIGMAN MILLER SCHWARTZ AND COHN LLP]

                                December 3, 2002

Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912

Ladies and Gentlemen:

     We have represented Neogen Corporation, a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 100,000 of the Company's common shares, par value $.16 per share (the "Common Shares"), to be issued pursuant to the Neogen Corporation 2002 Employee Stock Purchase Plan (the "Plan").

     Section 5(a) of the Plan provides that the Common Shares subject to the Plan may be authorized but unissued shares or reacquired shares.

     Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that (1) the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement that are not reacquired shares have been duly authorized and, (2) when issued and sold by the Company in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                          Very truly yours,



                                          HONIGMAN MILLER SCHWARTZ AND COHN LLP